Exhibit 23.3
Consent of Independent Registered Public Accounting Firm
The Board of Trustees and Shareholders
First Potomac Realty Trust:
We consent to the incorporation by reference in the registration statement on Form S-3 of
First Potomac Realty Trust of our report dated November 3, 2006 related to the summary of historical information relating to operating revenues and certain expenses for the year ended December 31, 2005 of Gateway 270, which report appears in the Current Report on Form 8-K of First Potomac Realty Trust filed April 11, 2007, and to the reference to our firm under the heading “Experts” in the registration statement.
/s/ The Schonbraun McCann Group LLP
Roseland, N.J.
April 13, 2007